EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:           October 28, 2009
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2009 AND FISCAL YEAR EARNINGS

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended September 30, 2009 of $31,000 compared to net income of $577,000 for the three months ended September 30, 2008. On a per share basis, the Company is reporting a net loss of $0.01 per share for the quarter ended September 30, 2009, compared to net income of $0.10 per share for the quarter ended September 30, 2008. Additionally, the Company reported net income of $1.0 million, or $0.17 per share, for the fiscal year ended September 30, 2009 compared to net income of $1.5 million for the prior year. The Company’s net income per share was $0.05 for fiscal 2008 (calculated for the period following the completion of the Company’s initial public offering from May 20, 2008 through September 30, 2008).

Ronald Anderson, President and Chief Executive Officer, stated, “Our fourth quarter and fiscal year-end performance reflects the impact the economic recession continues to have on the financial services industry.  Sales of residential and commercial real estate continue to be slow within the Philadelphia region resulting in notable decreases in their current values.  As a result, we have obtained recent appraisals for certain properties securing loans within our portfolio, and found it necessary to increase our provisions to our allowance for loan losses during fiscal 2009.  Fortunately the recession has not affected our deposit portfolio as we continue to see strong deposit growth and an increase in our core deposits.  Our capital remains strong. We will continue to resolve our non-performing assets and manage our way through the recession. Our Board of Directors remains committed to building long-term shareholder value through our stock repurchase program and quarterly cash dividends.”

The Company’s net interest income for the three months ended September 30, 2009 was $4.3 million, an increase of $74,000 from the three months ended September 30, 2008. The Company's net interest rate spread of 2.32% and net interest margin of 2.56% for the three months ended September 30, 2009 decreased when compared to a net interest rate spread of 2.36% and a net interest margin of 2.79% for the fourth quarter of fiscal 2008.  The Company’s net interest income for the fiscal year ended September 30, 2009 was $16.0 million, an increase of $1.5 million from the fiscal year ended September 30, 2008.  For the fiscal year ended September 30, 2009, the Company's net interest rate spread and net interest margin were 2.17% and 2.47%, respectively, compared to a net interest rate spread of 2.18% and a net interest margin of 2.61% for fiscal 2008.

The Company’s interest and dividend income decreased by $114,000 in the three month period ended September 30, 2009 compared to the three month period ended September 30, 2008.  Interest income earned decreased in the three months ended September 30, 2009 over the prior comparable period in fiscal 2008 due primarily to declining yields on loans and investments.  During the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008, the average balance of loans receivable increased by $39.9 million, or 7.1%, due primarily to growth in the Company's one-to four-family and multi-family residential mortgage loans, commercial real estate loans and second mortgage loans.  Average yields on investment securities decreased to 3.13% for the three months ended September 30, 2009 from 3.94% for the same period ended 2008. The average balances of investment securities increased by $4.9 million during the three months ended September 30, 2009 compared to the comparable prior year period.

The Company’s interest and dividend income increased by $1.1 million in the fiscal year ended September 30, 2009 compared to the fiscal year ended September 30, 2008.  The increase in interest income earned on loans during the fiscal 2009 over the prior comparable period in fiscal 2008 again was due primarily to growth in the loan portfolio, particularly single-family and multi-family residential mortgage loans, home equity lines of credit and second mortgages.  The increases in interest income in fiscal 2009 from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio due to lower average yields earned. Average yields on investment securities decreased to 3.30% for the fiscal year ended September 30, 2009 from 4.36% for the 2008 fiscal year. The average balances of investment securities increased by $4.5 million during the fiscal year ended September 30, 2009 compared to the prior fiscal year.

The Company’s interest expense for the three month period ended September 30, 2009 was $4.4 million, a decrease of $188,000 from the three month period ended September 30, 2008. There was a $142,000 decrease in interest expense on deposits and a $46,000 decrease in interest on FHLB borrowings during the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008.  The average rate paid on deposits decreased to 2.52% for the fourth quarter of fiscal 2009 from 3.16% for the fourth quarter of fiscal 2008, and the average rate paid on borrowed funds increased to 5.00% in the fourth quarter of fiscal 2009 compared to 4.84% in the fourth quarter of fiscal 2008 due to the repayment of low-costing short-term FHLB borrowings.

The Company had a $1.2 million decrease in interest expense on total deposits in the 2009 fiscal year compared to fiscal 2008, which was partially offset by a $729,000 increase in interest expense on FHLB borrowings. The Company’s interest expense for the fiscal year ended September 30, 2009 was $18.7 million, a decrease of $424,000 from the fiscal year ended September 30, 2008. The average rate paid on deposits decreased to 2.81% for fiscal year 2009 from 3.56% for fiscal 2008, and the average rate paid on borrowed funds decreased to 4.92% in the 2009 fiscal year compared to 5.39% in fiscal 2008.  At September 30, 2009, there were approximately $99.6 million in FHLB advances of which $15.0 million in long-term borrowings will mature during the first quarter of fiscal 2010 and an additional $30.0 million will mature during the remainder of fiscal 2010.  The interest rate on these FHLB advances range from 5.77% to 6.89%.

The provision for loan losses was $920,000 for the quarter ended September 30, 2009 compared to $740,000 for the quarter ended September 30, 2008. Our provision for loan losses amounted to $2.1 million for the fiscal year ended September 30, 2009 compared to $1.6 million for the fiscal year ended September 30, 2008.  The Company had approximately $245,000 of net charge-offs to the allowance for loan losses in the three months ended September 30, 2009 compared to $4,000 of net charge-offs for the quarter ended September 30, 2008. During the quarter ended September 30, 2009, the Company charged-off $215,000 with respect to two commercial real estate loans with aggregate loan balances totaling $1.5 million.  The Company had approximately $1.9 million of net charge-offs to the allowance for loan losses in the fiscal year ended September 30, 2009 compared to $645,000 of net charge-offs for the fiscal year ended September 30, 2008.

At September 30, 2009 the Company's total non-performing assets amounted to $20.2 million, or 2.91% of total assets, compared to $15.4 million, or 2.18% of total assets at June 30, 2009 and $8.9 million, or 1.39% of total assets, at September 30, 2008.  The $11.2 million increase in non-performing assets during the 2009 fiscal year was due to a $5.6 million increase in real estate owned, due primarily to a $4.0 million increase in commercial real estate, and a $5.6 million increase in non-accrual loans, primarily due to a $4.6 million participation interest in a construction and development loan for a single family residential retirement community located in Montgomery County, Pennsylvania. At September 30, 2009, the Company's allowance for loan losses amounted to $5.7 million or 40.05% of non-performing loans and 0.96% of total loans, compared to $5.5 million or 63.36% of non-performing loans and 0.96% of total loans at September 30, 2008.

The Company's other, or non-interest, income decreased by $36,000 to $423,000 for the three months ended September 30, 2009 over the comparable prior year period due to a $207,000 net loss on the sale of other real estate owned in the September 30, 2009 quarter. The aggregate net loss of $207,000 on the sale of real estate owned recognized during the fourth quarter of fiscal 2009 reflects the sale of two parcels of real estate owned, which had an aggregate carrying value of $1.3 million before the sales.  These sales settled on October 2, 2009, and the balance of our real estate owned will be reduced by an aggregate net amount of $592,000 during the first quarter of fiscal 2010 as a result of such sales. The loss on sale of real estate owned was partially offset by a $52,000 increase in earnings on bank owned life insurance and a $119,000 increase in service charges and other fees and rental income

The Company's other income increased by $167,000 to $2.0 million for the fiscal year ended September 30, 2009 over the prior fiscal year. A $233,000 increase in service charges and other fees and rental income as well as a $37,000 net gain on sale of investment securities available for sale and the disposal of fixed assets and a $165,000 increase in earnings on bank owned life insurance were partially offset by a $43,000 decrease in the gain on sales of loans (net) and a $225,000 net loss on sale of other real estate owned in the fiscal year 2009.

Other, or non-interest, expenses of the Company increased by $841,000 in the quarter ended September 30, 2009 over the comparable prior year period. Other expenses in the three months ended September 30, 2009 reflect increased salary and benefit expense of $228,000, a $159,000 increase in federal deposit insurance premiums, a $49,000 increase in professional fees, and a $405,000 increase in real estate owned and other operating expenses.  The increase in salary and benefit expense in the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008 primarily reflects an increase in the number of full-time equivalent employees, normal salary increases, and increased health care insurance costs. The increase in other operating expenses in the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008 reflects increases in real estate owned expenses and deposit processing costs. The increase in professional fees in the fiscal 2009 period primarily reflects the increased regulatory and reporting costs incurred as a public company. For the fourth quarter of fiscal 2009, the Company had an income tax benefit of $80,000 compared to income tax expense of $295,000 for the fourth quarter of fiscal 2008.

Other expenses of the Company increased by $2.0 million in the year ended September 30, 2009 over the prior fiscal year. The increase in the year ended September 30, 2009 primarily reflects increased salary and benefit expense, higher federal deposit insurance premiums, increases in real estate owned expenses, and other operating expenses and professional fees due in large part to increased costs related to our new public company status.

The Company’s total assets amounted to $691.6 million at September 30, 2009 compared to $639.5 million at September 30, 2008.  The primary reason for the increase in assets during the fiscal 2009 period was an increase in net loans receivable of $22.0 million, or 3.9%. Cash and cash equivalents increased by $12.4 million at September 30, 2009 compared to September 30, 2008 due to an increase in deposits that was partially offset by reductions in borrowings . Total deposits increased $63.0 million, or 13.9%, at September 30, 2009 compared to September 30, 2008.

Shareholders’ equity increased by $1.0 million to $69.8 million at September 30, 2009 compared to $68.8 million at September 30, 2008 primarily due to net income of $1.0 million during fiscal 2009. Retained earnings increased by $619,000 to $46.3 million as a result of net income for the fiscal 2009 period less the aggregate amount of cash dividends paid of $388,000.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At September 30,	At September 30,
	2009	2008
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$ 691,638	$ 639,509
Loans receivable, net	593,565	571,537
Securities held to maturity	4,842	2,870
Securities available for sale	27,098	21,969
FHLB borrowings	99,621	113,798
Deposits	516,511	453,493
Shareholders’ equity	69,842	68,836
Total liabilities	621,796	570,673
Allowance for loan losses	5,718	5,505
Non-performing loans	14,276	8,688
Non-performing assets	20,151	8,918

	Three Months Ended September 30,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 8,704	$ 8,818
Total interest expense	4,448	4,636
Net interest income	4,256	4,182
Provision for loan losses	920	740
Net interest income after provision for loan losses	3,336	3,442
Total other income	423	459
Total other expense	3,870	3,029
Income tax (benefit) expense	(80)	295
Net (loss) income	$ (31)	$ 577
Net (loss) income per share	$ (0.01)	$ 0.10
Dividends per share	$ 0.03	$ 0.04

	Year Ended September 30,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 34,700	$ 33,592
Total interest expense	18,681	19,105
Net interest income	16,019	14,487
Provision for loan losses	2,137	1,609
Net interest income after provision for loan losses	13,882	12,878
Total other income	2,013	1,846
Total other expense	14,644	12,642
Income tax expense	241	630
Net income	$ 1,010	$ 1,452
Net income per share(1)	$ 0.17	$ 0.05
Dividends per share	$ 0.14	$ 0.04
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(1)
The net income per share for the year ended September 30, 2008 is based on net income for the period from May 20, 2008 through September 30, 2008, as May 19, 2008 was the completion of the Company’s initial public offering.

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.24%	5.88%	5.36%	6.05%
Average rate on interest-bearing liabilities	2.92	3.52	3.19	3.87
Average interest rate spread(2)	2.32	2.36	2.17	2.18
Net interest margin(3)	2.56	2.79	2.47	2.61
Total non-interest expense to average assets	2.21	1.96	2.15	2.19
Efficiency ratio(4)	82.71	65.26	81.21	77.40
Return on average assets	(0.02)	0.37	0.15	0.25
Return on average equity	(0.18)	3.54	1.46	2.78

Asset Quality Ratios(5):
Non-performing loans as a percent of total loans receivable	2.40%	1.52%	2.40%	1.52%
Non-performing assets as a percent of total assets	2.91	1.39	2.91	1.39
Allowance for loan losses as a percent of non-performing loans	40.05	63.36	40.05	63.36

Capital Ratios(5):
Total risk-based capital to risk weighted assets	13.02%	13.33%	13.02%	13.33%
Tier 1 risk based capital to risk weighted assets	11.92	12.40	11.92	12.40
Tangible capital to tangible assets	9.07	9.64	9.07	9.64
Tier 1 leverage (core) capital to adjustable tangible assets	9.07	9.64	9.07	9.64
Shareholders’ equity to total assets	10.10	10.76	10.10	10.76
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(1)	Ratios have been annualized where appropriate.
(2)	Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5)	Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

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